Exhibit 99.1

For Immediate Release:

Company Contacts:                                   ARC Wireless Solutions, Inc.
Randall Marx, Chief Executive Officer               Phone:  303-421-4063
randall.marx@arcwireless.net                        Fax:    303-424-5085
Richard Anderson, Investor Relations
richard.anderson@arcwireless.net
web page: www.arcwireless.net


  ARC WIRELESS SOLUTIONS ANNOUNCES INTENT TO PROCEED WITH A REVERSE STOCK SPLIT

     WHEAT RIDGE Colorado December 27, 2005 - ARC Wireless Solutions, Inc.("Corporation") (OTCBB: ARCS) today announced that pursuant to the authorization of its shareholders at its November 9, 2004 annual meeting of shareholders, the Board Of Directors has determined to implement a reverse stock split contingent upon the filing of its application with either the American Stock Exchange ("AMEX") or to the NASDAQ Small Cap Exchange. Based on the listing standards for the AMEX and NASDAQ exchanges the Board Of Directors has authorized the reverse split of the Corporation's outstanding common stock in a range between one for twenty and one for fifty depending upon the requirements of the exchange that the Corporation will apply to. Once the application has been approved the Company will immediately effect the reverse stock split which, although there is no assurance, the Company assumes will happen late in the first quarter of 2006.

     A follow-up press release will be issued announcing the specific terms and effective date of the reverse stock split prior to its occurrence.

     About ARC Wireless Solutions, Inc.

     ARC Wireless Solutions, Inc. is involved in selective design, manufacturing and marketing, as well as distributing and servicing, of a broad range of wireless components and network products and accessories. The Company develops, manufactures and markets proprietary products, including base station antennas (for cellphone towers) and other antennas, through its Wireless Communications Solutions Division; it is a value added distributor of Wi-Fi(R) and other wireless networking products through its Winncom Technologies Corp. subsidiary; and it designs, manufactures and distributes cable assemblies for cable, satellite and other markets through its Starworks Wireless Inc. subsidiary. The Company's products and systems are marketed through the Company's internal sales force, OEMs, numerous reseller distribution channels, retail and the Internet. ARC Wireless Solutions, Inc., together with its Wireless Communications Solutions Division and its Starworks Wireless Inc. subsidiary, are headquartered in Wheat Ridge, Colorado. The Company's Winncom Technologies Corp. subsidiary is located in Solon, Ohio. For more information about the Company and its products, please visit our web sites at www.arcwireless.net; www.antennas.com; www.winncom.com; www.starworkswireless.net.

     This is not a solicitation to buy or sell securities and does not purport to be an analysis of the Company's financial position. This press release contains forward-looking statements within the meaning of the Securities Exchange Act Of 1934. Although the Company believes that the expectations reflected in the forward-looking statements and assumptions upon which forward-looking statements are based are reasonable, it can give no assurance that such expectations and assumptions will prove to have been correct. See the Company's most recent Quarterly Report on Form 10-Q and its Annual Report on Form 10-K for additional statements concerning important factors, such as demand for its products, manufacturing costs, and competition, that could cause actual results to differ materially from the Company's expectations.